EXHIBIT 99.1
News Release Investor Contact: Cindi Buckwalter, (212) 878-1831 Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Second Quarter 2019
Earnings of $0.75 Per Share, or $1.11 Per Share Excluding Special Items
----------
Highlights:
•	Sales of $464 Million; Double Digit Operating Margins Across All Segments
•	Strong Operating Cash Flow of $68 Million
•	Restructuring Program Expected to Deliver Annualized Savings of $12 Million
•	Signed Agreement for New 45,000 Ton Satellite Paper PCC Plant in India
•	First Commercial Deployment of ENVIROFIL® PCC Minerals Recycling Technology

NEW YORK, August 1, 2019 —Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.11, excluding special items, for the second quarter ended June 30, 2019.  Reported diluted earnings per share were $0.75.

Worldwide net sales of $463.8 million were essentially flat compared to the prior year. Sales increased 3 percent excluding the impact of foreign exchange. Operating income was $45.5 million and represented 9.8 percent of sales. Operating income excluding special items was $61.2 million and represented 13.2 percent of sales.

Douglas T. Dietrich, Chief Executive Officer, stated, “Our second quarter results were impacted by slowing demand in the U.S. Metalcasting market as well as rail infrastructure issues, which temporarily limited shipments in our Performance Materials business. In addition, we experienced generally weaker demand across our businesses in China and Europe. We continued to drive healthy sales in our Household and Personal Care, Environmental and Building Materials product lines, as well as in Energy Services. We also advanced our growth strategy with the signing of a new 45,000 ton PCC satellite contract in India and our first commercial deployment of ENVIROFIL® PCC, an innovative minerals recycling technology.”

Mr. Dietrich added, “To adjust to the changing market conditions and to improve margins, we initiated a restructuring and cost savings program which is expected to deliver $12 million in annual savings.”

During the second quarter, the Company incurred $13.2 million of severance and non-cash impairment charges related to a restructuring program to address the current demand environment. The pre-tax annualized savings from the program are expected to be approximately $12 million, beginning in the third quarter of 2019 and achieving full run-rate in the first half of 2020. The Company also recorded a $2.5 million reserve related to the bankruptcy of a Refractories customer in the U.K.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, decreased 1 percent in the second quarter to $360.5 million. Sales grew 2 percent excluding the impact of foreign exchange. Operating income as reported for the Minerals businesses was $40.7 million and represented 11.3 percent of sales. Operating income excluding special items was $50.2 million and represented 13.9 percent of sales.

Performance Materials segment sales were flat with the prior year at $215.4 million. Sales grew 4 percent excluding the impact of foreign exchange.

Sales in Household, Personal Care & Specialty Products increased 18 percent, primarily due to the continued growth of our pet care products in Europe and North America. Environmental Products sales increased 15 percent driven by an ongoing large international project and Building Materials sales rose 6 percent due to an increase in U.S. commercial construction projects.

Sales growth in the segment was partially offset by decreased sales in Metalcasting and Basic Minerals. The decrease in Metalcasting sales was due to weaker demand in U.S. automotive, heavy truck and agricultural equipment as well as in China.

Operating income as reported for the segment was $20.7 million and represented 9.6 percent of sales. Operating income for the segment excluding special items was $27.7 million and represented 12.9 percent of sales. Pricing actions more than offset higher raw material costs. However, operating income and margins were affected by the lower Metalcasting sales and rail infrastructure issues impacting the Company’s operations in the Western U.S.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 4 percent to $145.1 million. Sales decreased 1 percent excluding the impact of foreign exchange.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 4 percent to $107.5 million largely due to previously announced customer paper machine shutdowns in North America, including the closure of a U.S. paper mill in the first quarter of 2019, and foreign exchange.  Paper PCC sales grew in both Asia and Latin America.

Processed Minerals sales decreased 4 percent to $37.6 million, primarily due to lower sales in the automotive and construction markets. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Segment operating income as reported was $20.0 million and represented 13.8 percent of sales. Excluding special items, segment operating income was $22.5 million and represented 15.5 percent of sales. The lower operating income was driven by the shutdowns in North America, lower volumes and unfavorable foreign exchange, which was partially offset by higher pricing.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, increased 4 percent to $103.3 million. Sales increased 7 percent excluding the impact of foreign exchange. Operating income for the Service businesses was $8.0 million and represented 7.7 percent of sales. Excluding special items, operating income was $13.1 million and represented 12.7 percent of sales.

Refractories segment sales decreased 3 percent to $77.5 million, primarily due to lower Refractory sales in Europe, partially offset by higher sales of Metallurgical Products. Sales were flat excluding the impact of foreign exchange. The Refractories segment operating income as reported was $7.1 million and represented 9.2 percent of sales. Excluding special items, operating income was $10.4 million and represented 13.4 percent of sales.  The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales rose 31 percent to $25.8 million, primarily driven by higher well testing and filtration activity in the Gulf of Mexico. Operating income as reported was $0.9 million and represented 3.5 percent of sales. Excluding special items, operating income was $2.7 million and represented 10.5 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.
-----------------
Minerals Technologies will host a conference call tomorrow, August 2, 2019 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on August 2, 2019.
-----------------

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2018 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.808 billion in 2018. For further information, please visit our website at www.mineralstech.com. (MTI-E)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jun. 30, 2019	Mar. 31, 2019	Jul. 1, 2018	Prior Qtr.	Prior Year	Jun. 30, 2019	Jul. 1, 2018	Prior Year

Net sales
Product sales	$438.0	$417.4	$445.0	5%	(2)%	$855.4	$857.2	(0)%
Service revenue	25.8	20.3	19.7	27%	31%	46.1	38.8	19%
Total net sales	463.8	437.7	464.7	6%	(0)%	901.5	896.0	1%

Cost of sales
Cost of goods sold	334.0	314.0	335.3	6%	(0)%	648.0	640.3	1%
Cost of service revenue	17.8	14.0	13.5	27%	32%	31.8	26.3	21%
Total cost of sales	351.8	328.0	348.8	7%	1%	679.8	666.6	2%

Production margin	112.0	109.7	115.9	2%	(3)%	221.7	229.4	(3)%

Marketing and administrative expenses	48.4	42.9	45.3	13%	7%	91.3	89.7	2%
Research and development expenses	4.9	4.8	6.4	2%	(23)%	9.7	12.5	(22)%
Acquisition-related transaction and integration costs	0.0	0.0	1.0	*	*	0.0	1.4	*
Restructuring and other items, net	13.2	0.0	0.4	*	*	13.2	0.4	*

Income from operations	45.5	62.0	62.8	(27)%	(28)%	107.5	125.4	(14)%

Interest expense, net	(10.9)	(11.4)	(11.5)	(4)%	(5)%	(22.3)	(22.2)	0%
Other non-operating income (deductions), net	(2.4)	(1.4)	3.1	71%	*	(3.8)	0.4	*
Total non-operating deductions, net	(13.3)	(12.8)	(8.4)	4%	58%	(26.1)	(21.8)	20%

Income before tax and equity in earnings	32.2	49.2	54.4	(35)%	(41)%	81.4	103.6	(21)%

Provision for taxes on income	5.1	9.3	10.3	(45)%	(50)%	14.4	19.6	(27)%
Equity in earnings of affiliates, net of tax	0.5	0.1	1.1	*	(55)%	0.6	2.3	(74)%

Consolidated net income	27.6	40.0	45.2	(31)%	(39)%	67.6	86.3	(22)%

Less: Net income attributable to non-controlling interests	1.0	0.9	1.1	11%	(9)%	1.9	2.3	(17)%

Net Income attributable to Minerals Technologies Inc.	$26.6	$39.1	$44.1	(32)%	(40)%	$65.7	$84.0	(22)%

Weighted average number of common shares outstanding:

Basic	35.2	35.2	35.3			35.2	35.4

Diluted	35.3	35.3	35.6			35.3	35.6

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$0.76	$1.11	$1.25	(32)%	(39)%	$1.87	$2.37	(21)%

Diluted	$0.75	$1.11	$1.24	(32)%	(40)%	$1.86	$2.36	(21)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended June 30, 2019, March 31, 2019 and July 1, 2018 each consisted of 91 days, 90 days and 91 days, respectively. The six month periods ended June 30, 2019 and July 1, 2018 consisted of 181 days and 182 days, respectively.

2)
In the second quarter of 2019, the Company initiated a restructuring and cost savings program to better align our costs and organizational structure with the current market environment. The Company recorded non-cash impairment of assets charges of $7.5 million and restructuring and other charges of $5.7 million relating to severance and other costs.

		Quarter Ended				Six Months Ended
	(millions of dollars)	Jun. 30,	Mar. 31,	Jul. 1,		Jun. 30,	Jul. 1,
		2019	2019	2018		2019	2018

	Impairment of assets
	Performance Materials	$4.2	$0.0	$0.0		$4.2	$0.0
	Specialty Minerals	1.6	0.0	0.0		1.6	0.0
	Energy Services	1.7	0.0	0.0		1.7	0.0
	Total impairment of assets charge	$7.5	$0.0	$0.0		$7.5	$0.0

	Restructuring and other items, net
	Severance related costs	$5.7	$0.0	$0.0		$5.7	$0.0
		5.7	0.0	0.0		5.7	0.0

	Total restructuring and other items, net	$13.2	$0.0	$0.0		$13.2	$0.0

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended June 30, 2019, March 31, 2019 and July 1, 2018, and the six month periods ended June 30, 2019 and July 1, 2018 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended				Six Months Ended
		Jun. 30,	Mar. 31,	Jul. 1,		Jun. 30,	Jul. 1,
		2019	2019	2018		2019	2018
	Income from continuing operations attributable to MTI	$26.6	$39.1	$44.1		$65.7	$84.0
	% of sales	5.7%	8.9%	9.5%		7.3%	9.4%

	Special items:
	Acquisition-related transaction and integration costs	0.0	0.0	1.0		0.0	1.4
	Write-off of receivables due to UK customer bankruptcy	2.5	0.0	0.0		2.5	0.0
	Restructuring and other items, net	13.2	0.0	0.4		13.2	0.4
	Non-cash inventory step-up charges	0.0	0.0	0.5		0.0	0.5
	Related tax effects on special items	(3.2)	0.0	(0.5)		(3.2)	(0.6)

	Income from continuing operations attributable to MTI, excluding special items	$39.1	$39.1	$45.5		$78.2	$85.7
	% of sales	8.4%	8.9%	9.8%		8.7%	9.6%

	Diluted earnings per share, excluding special items	$1.11	$1.11	$1.28		$2.22	$2.41

	Included in marketing and administrative expenses in the second quarter of 2019 is a provision for bad debt of $2.5 million related to a bankruptcy of a Refractories customer in the UK.

4)
This press release contains a measure of underlying sales growth year-over-year excluding the impact of foreign exchange. This is a non-GAAP measure. We believe this measure provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. The reconciliation of reported sales growth to underlying sales growth is as follows:

		Reported Net Sales Growth	Foreign Exchange Impact	Sales Growth Excluding Foreign Exchange

	Performance Materials	0%	(4)%	4%
	Specialty Minerals	(4)%	(3)%	(1	) %
	Total Minerals Businesses	(1)%	(3)%	2%
	Refractories	(3)%	(3)%	0%
	Energy Services	31%	(3)%	34%
	Total Services Businesses	4%	(3)%	7%
	Consolidated MTI	0%	(3)%	3%

5)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended June 30, 2019, March 31, 2019 and July 1, 2018 and the six month periods ended June 30, 2019 and July 1, 2018 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended				Six Months Ended
	(millions of dollars)	Jun. 30,	Mar. 31,	Jul. 1,		Jun. 30,	Jul. 1,
		2019	2019	2018		2019	2018
	Cash flow from continuing operations	$67.5	$30.8	$44.5		$98.3	$80.2
	Capital expenditures	17.9	17.6	24.2		35.5	42.1
	Free cash flow	$49.6	$13.2	$20.3		$62.8	$38.1

6)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended				Six Months Ended
		Jun. 30,	Mar. 31,	Jul. 1,		Jun. 30,	Jul. 1,
		2019	2019	2018		2019	2018
	Interest income	$0.6	$0.6	$0.5		$1.2	$1.0
	Interest expense	(11.5)	(11.9)	(12.0)		(23.4)	(23.2)
	Foreign exchange gains (losses)	0.1	0.9	4.9		1.0	4.2
	Other deductions	(2.5)	(2.4)	(1.8)		(4.9)	(3.8)
	Non-operating deductions, net	$(13.3)	$(12.8)	$(8.4)		$(26.1)	$(21.8)

7)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, August 2, 2019 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	Jun. 30, 2019	% of	Mar. 31, 2019	% of	Jul. 1, 2018	% of			Jun. 30, 2019	% of	Jul. 1, 2018	% of
		Total Sales		Total Sales		Total Sales	Prior Qtr	Prior Year		Total Sales		Total Sales	Prior Year

United States	$253.3	55%	$231.7	53%	$249.0	54%	9%	2%	$485.0	54%	$481.3	54%	1%
International	210.5	45%	206.0	47%	215.7	46%	2%	(2)%	416.5	46%	414.7	46%	0%
Net Sales	$463.8	100%	$437.7	100%	$464.7	100%	6%	(0)%	$901.5	100%	$896.0	100%	1%

Metalcasting	$75.8	16%	$73.2	17%	$88.8	19%	4%	(15)%	$149.0	17%	$168.0	19%	(11)%
Household, Personal Care & Specialty Products	69.0	15%	74.9	17%	58.6	13%	(8)%	18%	143.9	16%	107.3	12%	34%
Environmental Products	29.0	6%	15.9	4%	25.2	5%	82%	15%	44.9	5%	37.9	4%	18%
Building Materials	19.1	4%	15.3	3%	18.0	4%	25%	6%	34.4	4%	36.9	4%	(7)%
Basic Minerals	22.5	5%	19.9	5%	23.9	5%	13%	(6)%	42.4	5%	51.7	6%	(18)%
Performance Materials Segment	$215.4	46%	$199.2	46%	$214.5	46%	8%	0%	$414.6	46%	$401.8	45%	3%

Paper PCC	$90.2	19%	$91.5	21%	$94.5	20%	(1)%	(5)%	$181.7	20%	$191.5	21%	(5)%
Specialty PCC	17.3	4%	18.1	4%	17.3	4%	(4)%	0%	35.4	4%	34.3	4%	3%
PCC Products	$107.5	23%	$109.6	25%	$111.8	24%	(2)%	(4)%	$217.1	24%	$225.8	25%	(4)%

Ground Calcium Carbonate	$24.8	5%	$22.3	5%	$25.2	5%	11%	(2)%	$47.1	5%	47.7	5%	(1)%
Talc	12.8	3%	12.5	3%	13.9	3%	2%	(8)%	25.3	3%	27.0	3%	(6)%
Processed Minerals Products	$37.6	8%	$34.8	8%	$39.1	8%	8%	(4)%	$72.4	8%	$74.7	8%	(3)%

Specialty Minerals Segment	$145.1	31%	$144.4	33%	$150.9	32%	0%	(4)%	$289.5	32%	$300.5	34%	(4)%

Total Minerals Businesses	$360.5	78%	$343.6	79%	$365.4	79%	5%	(1)%	$704.1	78%	$702.3	78%	0%

Refractory Products	$61.0	13%	$62.0	14%	$66.7	14%	(2)%	(9)%	$123.0	14%	$129.0	14%	(5)%
Metallurgical Products	16.5	4%	11.8	3%	12.9	3%	40%	28%	28.3	3%	25.9	3%	9%
Refractories Segment	$77.5	17%	$73.8	17%	$79.6	17%	5%	(3)%	$151.3	17%	$154.9	17%	(2)%

Energy Services Segment	$25.8	6%	$20.3	5%	$19.7	4%	27%	31%	$46.1	5%	$38.8	4%	19%

Total Service Businesses	$103.3	22%	$94.1	21%	$99.3	21%	10%	4%	$197.4	22%	$193.7	22%	2%

Net Sales	$463.8	100%	$437.7	100%	$464.7	100%	6%	(0)%	$901.5	100%	$896.0	100%	1%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jun. 30, 2019	Mar. 31, 2019	Jul. 1, 2018	Prior Qtr	Prior Year	Jun. 30, 2019	Jul. 1, 2018	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$20.7	$26.3	$29.6	(21)%	(30)%	$47.0	$55.8	(16)%
% of Sales	9.6%	13.2%	13.8%			11.3%	13.9%
Specialty Minerals Segment	$20.0	$22.0	$25.1	(9)%	(20)%	$42.0	$49.2	(15)%
% of Sales	13.8%	15.2%	16.6%			14.5%	16.4%
Total Minerals Businesses	$40.7	$48.3	$54.7	(16)%	(26)%	$89.0	$105.0	(15)%
% of Sales	11.3%	14.1%	15.0%			12.6%	15.0%
Refractories Segment	$7.1	$12.1	$10.3	(41)%	(31)%	$19.2	$23.1	(17)%
% of Sales	9.2%	16.4%	12.9%			12.7%	14.9%
Energy Services Segment	$0.9	$2.4	$0.7	(63)%	29%	$3.3	$2.2	50%
% of Sales	3.5%	11.8%	3.6%			7.2%	5.7%
Total Service Businesses	$8.0	$14.5	$11.0	(45)%	(27)%	$22.5	$25.3	(11)%
% of Sales	7.7%	15.4%	11.1%			11.4%	13.1%
Unallocated Corporate Expenses	$(3.2)	$(0.8)	$(1.9)	*	(68)%	$(4.0)	$(3.5)	(14)%

Acquisition-related transaction costs	$0.0	$0.0	$(1.0)	*	*	$0.0	$(1.4)	*

Consolidated	$45.5	$62.0	$62.8	(27)%	(28)%	$107.5	$125.4	(14)%
% of Sales	9.8%	14.2%	13.5%			11.9%	14.0%

SPECIAL ITEMS

Performance Materials Segment	$7.0	$0.0	$0.5	*	*	$7.0	$0.5	*

Specialty Minerals Segment	$2.5	$0.0	$0.0	*	*	$2.5	$0.0	*

Total Minerals Businesses	$9.5	$0.0	$0.5	*	*	$9.5	$0.5	*

Refractories Segment	$3.3	$0.0	$0.0	*	*	$3.3	$0.0	*

Energy Services Segment	$1.8	$0.0	$0.4	*	*	$1.8	$0.4	*

Total Service Businesses	$5.1	$0.0	$0.4	*	*	$5.1	$0.4	*

Unallocated and Other Corporate Expenses	$1.1	$0.0	$0.0	*	*	$1.1	$0.0	*

Acquisition-related transaction costs	$0.0	$0.0	$1.0	*	*	$0.0	$1.4	*

Consolidated	$15.7	$0.0	$1.9	*	*	$15.7	$2.3	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition-related transaction costs set forth in the above table), for the quarterly periods ended June 30, 2019, March 31, 2019 and July 1, 2018, and the six month periods ended June 30, 2019 and July 1, 2018 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	Jun. 30,	Mar. 31,	Jul. 1,			Jun. 30,	Jul. 1,
EXCLUDING SPECIAL ITEMS	2019	2019	2018	Prior Qtr	Prior Year	2019	2018	Prior Year

Performance Materials Segment	$27.7	$26.3	$30.1	5%	(8)%	$54.0	$56.3	(4)%
% of Sales	12.9%	13.2%	14.0%			13.0%	14.0%
Specialty Minerals Segment	$22.5	$22.0	$25.1	2%	(10)%	$44.5	$49.2	(10)%
% of Sales	15.5%	15.2%	16.6%			15.4%	16.4%
Total Minerals Businesses	$50.2	$48.3	$55.2	4%	(9)%	$98.5	$105.5	(7)%
% of Sales	13.9%	14.1%	15.1%			14.0%	15.0%
Refractories Segment	$10.4	$12.1	$10.3	(14)%	1%	$22.5	$23.1	(3)%
% of Sales	13.4%	16.4%	12.9%			14.9%	14.9%
Energy Services Segment	$2.7	$2.4	$1.1	13%	145%	$5.1	$2.6	96%
% of Sales	10.5%	11.8%	5.6%			11.1%	6.7%
Total Service Businesses	$13.1	$14.5	$11.4	(10)%	15%	$27.6	$25.7	7%
% of Sales	12.7%	15.4%	11.5%			14.0%	13.3%

Unallocated Corporate Expenses	$(2.1)	$(0.8)	$(1.9)	163%	(11)%	$(2.9)	$(3.5)	17%

Consolidated	$61.2	$62.0	$64.7	(1)%	(5)%	$123.2	$127.7	(4)%
% of Sales	13.2%	14.2%	13.9%			13.7%	14.3%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Jun 30,		December 31,
	2019	*	2018	**

Current assets:
Cash & cash equivalents	$214.5		$208.8
Short-term investments	5.2		3.8
Accounts receivable, net	411.9		387.3
Inventories	258.4		239.2
Prepaid expenses and other current assets	41.1		37.2
Total current assets	931.1		876.3

Property, plant and equipment	2,246.8		2,256.0
Less accumulated depreciation	1,177.7		1,153.1
Net property, plant & equipment	1,069.1		1,102.9

Goodwill	807.9		812.4
Intangible assets	207.9		214.1
Other assets and deferred charges	133.4		81.4

Total assets	$3,149.4		$3,087.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$104.2		$105.2
Current maturities of long-term debt	2.1		3.3
Accounts payable	188.2		169.1
Other current liabilities	111.1		104.3
Total current liabilities	405.6		381.9

Long-term debt	874.2		907.8
Deferred income taxes	194.2		196.8
Other non-current liabilities	253.8		215.3
Total liabilities	1,727.8		1,701.8

Total MTI shareholders' equity	1,390.9		1,353.5
Non-controlling Interests	30.7		31.8
Total shareholders' equity	1,421.6		1,385.3

Total liabilities and shareholders' equity	$3,149.4		$3,087.1

* Unaudited
** Condensed from audited financial statements.